STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Grosvenor Registered Multi-Strategy Fund (T1 2), LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

1. The name of the limited liability company is GCM Grosvenor Core Absolute Return Fund II, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of June, A.D. 2026.

By:	/s/ Girish Kashyap
Authorized Person(s)

Name:	Girish Kashyap
Print or Type